Exhibit 99.1

San Juan Basin Royalty Trust

News Release

San Juan Basin Royalty Trust Declares No Cash Distribution for July 2020

HOUSTON, Texas, July 21, 2020 – BBVA USA, as Trustee of the San Juan Basin Royalty Trust (the “Trust”) (NYSE:SJT), today reported that it will not declare a monthly cash distribution to the holders of its Units of beneficial interest (the “Unit Holders”) due to prior excess production costs from the April 2020 production month. Excess production costs occur when production costs and capital expenditures exceed the gross proceeds for a certain period.

For the production month of May 2020, the operator of the Trust’s subject interests, Hilcorp San Juan L.P. (“Hilcorp”), reported to the Trust profits of $457,926 gross ($343,445 net to the Trust), which reduced, but did not eliminate, the previously reported excess production costs of $1,572,814 gross ($1,179,611 net to the Trust) from the April 2020 production month. Hilcorp will charge the remaining excess production costs of $1,114,888 gross ($836,166 net to the Trust) to the next month’s distribution.

Cash reserves will be utilized to pay Trust administrative expenses of $102,553 for the month. No cash distributions will be distributed by the Trust until future net proceeds are sufficient to pay then-current Trust liabilities and replenish cash reserves.

Based upon information provided to the Trust by Hilcorp, gas production for the subject interests totaled 1,749,344 Mcf (1,943,716 MMBtu) for May 2020, as compared to 2,197,958 Mcf (2,442,176 MMBtu) for April 2020. Dividing revenues by production volume yielded an average gas price for May 2020 of $2.13 per Mcf ($1.91 per MMBtu), as compared to an average gas price for April 2020 of $0.41 per Mcf ($0.37 per MMBtu).

Hilcorp has advised the Trust that the May 2020 reporting month included additional profits of $137,706 gross ($103,280 net to the Trust) based on true-ups for the January 2018, August 2019 and December 2019 production months and corrections to the August 2019 production month. The May 2020 reporting month also includes a reimbursement by the Trust to Hilcorp of $1.2 million, being a portion of the total $2.0 million in “Other” revenue that was included in the estimated gross proceeds in the December 2017 and January 2018 distribution months.

Hilcorp also reported that for the reporting month of May 2020, revenue included an estimated $100,000 for non-operated revenue. For the month ended May 2020, Hilcorp reported to the Trust capital costs of $37,152, lease operating expenses and property taxes of $1,728,879, and severance taxes of $464,043.

Contact:

San Juan Basin Royalty Trust

BBVA USA, Trustee

2200 Post Oak Blvd., Floor 18

Houston, TX 77056

website: www.sjbrt.com                     e-mail: sjt.us@bbva.com

Joshua R. Peterson, Head of Trust Real Assets & Mineral Resources

and Senior Vice President

Kaye Wilke, Investor Relations, toll-free: (866) 809-4553

Except for historical information contained in this news release, the statements in this news release are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements generally are accompanied by words such as “estimates,” “anticipates,” “could,” “plan,” or other words that convey the uncertainty of future events or outcomes. Forward-looking statements and the business prospects of San Juan Basin Royalty Trust are subject to a number of risks and uncertainties that may cause actual results in future periods to differ materially from the forward-looking statements. These risks and uncertainties include, among other things, certain information provided to the Trust by Hilcorp, volatility of oil and gas prices, governmental regulation or action, litigation, and uncertainties about estimates of reserves. These and other risks are described in the Trust’s reports and other filings with the Securities and Exchange Commission.